INTRICON REPORTS SECOND QUARTER 2021 RESULTS

ARDEN HILLS, Minn. — August 9, 2021 — Intricon Corporation (NASDAQ: IIN), an international joint development manufacturer engaged in designing, developing, engineering, manufacturing, and packaging miniature interventional, implantable and body-worn medical devices, today announced financial results for its second quarter ended June 30, 2021.

Second Quarter Highlights:

•	Revenue of $30.2 million, a 28% increase compared to the prior year period
•	Gross profit margin of 26.1%, compared to 28.0% in the prior year period
•	GAAP net loss of $1.2 million versus net loss of $2.3 million in the prior year period
•	Non-GAAP adjusted net income of $2.1 million versus $2.1 million in the prior year period
•	Cash and investment securities of $32.9 million as of June 30, 2021
•	Hired David Liebl as Vice President of R&D on August 9, 2021

“Our second quarter results were driven by outperformance across our business, as we saw a strong resurgence in demand, particularly in our diabetes and hearing health markets. We were pleased to see the initial success and subsequent expansion of the pilot program with HearX, a partnership that places our hardware and firmware in hearing aids sold over-the-counter (OTC) in select Walgreen’s stores,” said Scott Longval, President and Chief Executive Officer.

“Despite a challenging environment, we have made significant progress in the transformation and expansion of our business in the markets we serve, while at the same time, taking steps to build our pipeline and diversify our customer base. We’ve also made great progress in adding to our leadership team, giving me the confidence that we are in the best position to date to leverage our core competencies in high growth markets,” Longval concluded.

Second Quarter 2021 Financial Results

Revenue

Net revenue for the second quarter 2021 increased 28% to $30.2 million versus $23.6 million in the comparable prior-year period. Each key business line, including Diabetes, Hearing Health, Interventional Catheter, and Surgical Navigation posted double digit growth year-over-year.

Diabetes revenue increased 13% to $15.2 million compared to $13.5 million in the prior-year second quarter. The growth was primarily attributable to the continued launch success of the Medtronic MiniMed™ 780G in certain international markets and the MiniMed™ 770G in the U.S.

Interventional Catheter revenue increased 266% to $4.2 million from $1.1 million in the comparable prior-year period. The year-over-year increase was driven primarily by the expansion of Medtronic’s Chocolate Balloon manufactured by Emerald Medical Systems (EMS) and full quarter impact of EMS, which the company acquired in May 2020.

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Surgical Navigation revenue was $1.7 million an increase of 54% second quarter year-over-year and 56% sequentially from the first quarter of 2021. This increase was driven by added production capacity as the company worked through specific labor challenges faced earlier in the year.

Hearing Health revenue increased 32% to $7.3 million compared to $5.5 million in the prior-year second quarter. The primary growth driver in this market was the Indirect to End Consumer business related to volumes required to support the OTC pilot program.

Gross Profit Margin and Operating Expenses

Gross profit margin in the second quarter of 2021 was 26.1%, compared to 28.0% in the prior-year second quarter. The lower margin was due to both an increase in direct labor costs and temporary Q2 2020 cost reductions as part of the company’s COVID response.

Operating expenses for the second quarter were $8.8 million, compared to $9.2 million in the prior-year period. The decrease was primarily due to an overall lower cost structure post the 2020 restructuring of Hearing Health Direct to End Consumer operations and timing of certain one-time events impacting both the current and prior periods.

GAAP Net Income

The company posted GAAP net loss of $1.2 million or $0.13 per diluted share in the second quarter of 2021, versus a net loss of $2.3 million or $0.26 per diluted share, for the 2020 second quarter.

Non-GAAP Income

The company posted non-GAAP adjusted net income of $2.1 million or $0.23 per diluted share in the second quarter of 2021, versus net income of $2.1 million or $0.23 per diluted share, for the 2020 second quarter. See “Reconciliation of Adjusted Net Income and Earnings Per Share” in the tables that follow.

Guidance

Intricon now expects 2021 revenue to range between $121 million to $125 million, representing year-over-year growth of 18-22%. This compares to the previous range of $119 million to $123 million, or 16-20% year-over-year growth.

Conference Call

Intricon will hold a conference call today, August 9, 2021, beginning at 4:00 p.m. CT / 5:00 p.m. ET. Investors interested in listening to the conference call may do so by dialing (866) 795-7248 for domestic callers or (470) 495-9160 for international callers, using conference ID: 6328219. A live and archived webcast will be available on the “Investors” sections of the company’s website at: www.Intricon.com.

Use of non-GAAP Adjusted Financial Measures

This press release contains financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (GAAP). These non-GAAP measures include:

•	Adjusted net income
•	Adjusted net income per diluted share

These non-GAAP financial measures reflect adjustments for expenses and gains that the company believes do not reflect the company’s core operating performance. The company has presented these non-GAAP financial measures because the company believes this presentation, when reconciled to the corresponding GAAP measures, provides useful information to investors in evaluating the company’s operational performance. Management uses these non-GAAP measures internally to evaluate our performance and in making financial, operational and planning decisions, including with respect to incentive compensation. The company believes that the presentation of these measures provides investors with greater transparency with respect to the company’s results of operations and that these measures are useful for period-to-period comparison of results and trends. The company further believes that the use of these non-GAAP financial measures provides an additional tool for investors in comparing the company’s financial results with the financial results of other companies.

The company periodically reassesses the components of non-GAAP adjustments for changes in how the company evaluates Intricon’s performance, changes in how the company makes financial and operational decisions, and considers the use of these measures by Intricon’s competitors and peers to ensure the adjustments are still relevant and meaningful.

Non-GAAP financial measures should not be used as a substitute for GAAP measures, or considered in isolation, for the purpose of analyzing our operating performance. The presentation of these non-GAAP financial measures should not be construed as an inference that future results will not be affected by similar items.

Forward-Looking Statements
Statements made in this release and in Intricon’s other public filings and releases that are not historical facts or that include forward-looking terminology, including estimates of future results, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be affected by known and unknown risks, uncertainties and other factors that are beyond Intricon’s control, including without limitation, the impacts of the COVID-19 pandemic and measures taken in response, and may cause Intricon’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and other factors are detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2020. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

About Intricon Corporation
Intricon is a Joint Development Manufacturer that integrates components and assemblies to advance micro-medical technology across a range of device platforms for global customers. Intricon approaches each engagement with an all-in commitment, working with customers every step of the way- from the earliest idea stages to ongoing production - in order to advance program performance and deliver results. With a focus on key device platforms, Intricon helps advance clinical outcomes by always looking ahead with proactive support and resources through integration of its core competencies. Intricon has facilities in the United States, Asia and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market.

Investor Contact
Leigh Salvo
(415) 937-5404
investorrelations@intricon.com

INTRICON CORPORATION

MARKET REVENUE

(Unaudited)

	SECOND QUARTER			YEAR TO DATE
($ in 000’s)	2021	2020	Change	2021	2020	Change

Diabetes	$15,247	$13,521	12.8%	33,611	27,051	24.3%
Interventional Catheters	4,198	1,146	266.3%	8,000	1,146	598.1%
Other Medical	3,510	3,451	1.7%	6,468	6,279	3.0%
Hearing Health Value Based DTEC	950	1,387	-31.5%	1,887	2,560	-26.3%
Hearing Health Value Based ITEC	2,570	1,365	88.3%	4,555	2,109	116.0%
Hearing Health Legacy OEM	2,888	1,721	67.8%	5,625	3,685	52.6%
Professional Audio Communications	852	1,011	-15.7%	1,837	2,275	-19.3%

Total	$30,215	$23,602	28.0%	$61,983	$45,105	37.4%

INTRICON CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

(In Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
(unaudited)	June 30,	June 30,	June 30,	June 30,
	2021	2020	2021	2020

Revenue, net	$30,215	$23,602	$61,983	$45,105
Cost of goods sold	22,343	16,996	45,901	33,927
Gross profit	7,872	6,606	16,082	11,178

Operating expenses:
Sales and marketing	2,021	1,680	4,003	3,673
General and administrative	4,070	4,603	8,049	8,019
Research and development	1,309	1,209	2,602	2,410
Other operating expenses	1,415	-	1,523	-
Restructuring charges	-	1,171	-	1,171
Acquisition costs	-	493	-	493
Total operating expenses	8,815	9,156	16,177	15,766
Operating loss	(943)	(2,550)	(95)	(4,588)

Interest (expense) income, net	(14)	97	(23)	281
Other (expense) income, net	(91)	208	(168)	101
Income (loss) before income taxes	(1,048)	(2,245)	(286)	(4,206)
Income tax expense	80	29	170	47
Net loss	(1,128)	(2,274)	(456)	(4,253)
Less: Income allocated to non-controlling interest	51	7	9	7
Net loss attributable to Intricon shareholders	$(1,179)	$(2,281)	$(465)	$(4,260)

Loss per share attributable to Intricon shareholders:
Basic	$(0.13)	$(0.26)	$(0.05)	$(0.48)
Diluted	$(0.13)	$(0.26)	$(0.05)	$(0.48)

Average shares outstanding:
Basic	9,074	8,881	9,034	8,847
Diluted	9,074	8,881	9,034	8,847

INTRICON CORPORATION

CONSOLIDATED BALANCE SHEET

(In Thousands, Except Per Share Amounts)

(unaudited)	June 30,	December 31,
	2021	2020
Current assets:
Cash and cash equivalents	$6,077	$8,608
Restricted cash	658	672
Short-term investment securities	23,022	19,793
Accounts receivable, net of $80 and $210 of reserves, respectively	9,592	10,115
Inventories	22,189	19,513
Contract assets	11,618	9,107
Other current assets	1,872	1,466
Total current assets	75,028	69,274

Property, plant and equipment	47,320	45,661
Less: Accumulated depreciation	33,080	31,484
Net property, plant and equipment	14,240	14,177

Goodwill	13,873	13,714
Intangible assets	9,791	10,785
Operating lease right-of-use assets, net	5,782	6,701
Investment in partnerships	592	570
Long-term investment securities	3,794	5,085
Other assets, net	987	990
Total assets	$124,087	$121,296

Current liabilities:
Current financing leases	$7	$21
Current operating leases	2,027	2,156
Accounts payable	10,102	8,670
Accrued salaries, wages and commissions	4,438	3,581
Other accrued liabilities	6,059	4,235
Total current liabilities	22,633	18,663

Noncurrent operating leases	3,896	4,726
Other postretirement benefit obligations	363	385
Accrued pension liabilities	809	907
Deferred tax liabilities, net	1,028	1,018
Other long-term liabilities	3,403	4,398
Total liabilities	32,132	30,097
Commitments and contingencies
Shareholders’ equity:
Common stock, $1.00 par value per share; 20,000 shares authorized; 9,082 and 8,951 shares issued and outstanding, respectively	9,082	8,951
Additional paid-in capital	90,532	89,702
Accumulated deficit	(7,275)	(6,810)
Accumulated other comprehensive loss	(446)	(679)
Total shareholders' equity	91,893	91,164
Non-controlling interest	62	35
Total equity	91,955	91,199
Total liabilities and equity	$124,087	$121,296

INTRICON CORPORATION

Reconciliation of Adjusted Net Income and Earnings Per Share

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2021	2020	2021	2020
Net loss - GAAP attributable to Intricon	$(1,179)	$(2,281)	$(465)	$(4,260)

Identified adjustments attributable to Intricon:
Depreciation (1)	751	757	1,592	1,443
Amortization of intangibles (2)	497	364	994	462
Stock-based compensation (3)	566	936	1,019	1,312
Other amortization (4)	99	11	201	148
Legal settlement and related Fees (5)	1,360	142	1,433	173
Fair value of contingent consideration (6)	55	-	90	-
COVID-19 Singapore government support (7)	(20)	(356)	(141)	(356)
EMS acquisition costs (8)	-	493	-	493
Restructuring charges (9)	-	1,171	-	1,171
CEO Retirement costs (10)	-	823	-	823
Non-GAAP adjusted net income attributable to Intricon (11)	$2,129	$2,060	$4,723	$1,409

Non-GAAP adjusted net income attributable to Intricon per diluted share	$0.23	$0.23	$0.52	$0.16

(1) Depreciation represents the expense of property, plant and equipment.

(2) These expenses represent amortization expenses of intangible assets.

(3) Stock-based compensation represents expenses related to awards under the Company's equity incentive plans.

(4) These expenses represent amortization of other assets.

(5) The Company's subsidiary, Hearing Help Express, Inc., settled its Telephone Consumer Protection Act litigation in the second quarter of 2021 for $1,300.  The settlement will be paid during the 2021 third quarter.  Additional fees included herein relate to the legal fees associated with the TCPA defense.

(6) These expenses represent changes in the fair value of contingent consideration in the period for the purchase of EMS.

(7) Singapore Government provided COVID-19 financial assistance to our Singapore subsidiaries during the periods.

(8) In May of 2020, the Company acquired EMS and recorded $493 in acquisition related costs in the 2020 second quarter.

(9) On May 20, 2020, the Company announced a strategic restructuring plan designed to accelerate the Company’s future growth by focusing resources on the highest potential growth areas. Total restructuring charges for the three and six months ended June 30, 2020 were $1,171, including $732 related to one-time employee termination benefits, $326 for lease modification costs at Hearing Help Express and $113 for losses on disposal of assets.

(10) The CEO Transition Agreement signed in June 2020 included payment of $443 (equal to one year’s salary) and $400 of RSUs issuable to our retired CEO Mark Gorder.

(11) None of these adjustments have a material income tax impact.